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Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Jon Diat (Media): 212-770-3505; jon.diat@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

Liz Werner (Investors) 212-770-7074; elizabeth.werner@aig.com

DOUG STEENLAND NAMED CHAIRMAN OF AIG BOARD OF DIRECTORS, SUCCEEDING STEVE MILLER, WHO WILL REMAIN A DIRECTOR

NEW YORK, April 16, 2015 – American International Group, Inc. (NYSE: AIG) today announced that Douglas M. Steenland will succeed Robert S. “Steve” Miller as non-executive Chairman of the AIG Board of Directors, effective July 1, 2015.

Mr. Miller has served as Chairman of the AIG Board since July 2010. AIG’s Corporate Governance Guidelines provide that generally an individual should not serve in that role for more than five years. Both Mr. Steenland and Mr. Miller are standing for re-election at AIG’s upcoming annual meeting on May 13, 2015.

“On behalf of the entire board, we would like to thank Steve for his tireless service and outstanding leadership since he was named chairman in 2010, and we all look forward to working with Doug in his new leadership role,” said Suzanne Nora Johnson, chairman of the Nominating and Governance Committee of the AIG Board of Directors, which led the Board’s succession process.

“It has been a great honor to serve as Chairman of the Board during the past five extraordinary years in AIG’s history, and I look forward to continuing to serve on the Board,” Mr. Miller said.

“AIG plays a unique role in the world, helping companies and consumers all over the world manage their risks and realize opportunities,” Mr. Steenland said. “We remain committed to an AIG that is transparent, well-managed, and valued by all of its stakeholders, and it is in that spirit that I deeply appreciate the opportunity to succeed Steve,” Mr. Steenland said.

Mr. Steenland and Mr. Miller joined the AIG Board at the same time, in June 2010. Mr. Steenland is currently Chairman of the Board’s Regulatory, Compliance and Public Policy Committee, and a member of the Board’s Risk and Capital Committee.

Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer, and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc.

FOR IMMEDIATE RELEASE

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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